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                                                                    EXHIBIT 99.2

                     CONSENT OF J.P. MORGAN SECURITIES INC.

The Special Committee of the
Board of Directors
TyCom Ltd.
Crown House
4 Par-la-Ville Road
Hamilton, HM 08
Bermuda

    We hereby consent to the use of the opinion letter of J.P. Morgan Securities Inc. dated October 18, 2001 to Members of the Special Committee of the Board of Directors and the Board of Directors of TyCom Ltd. (the "Company") included as Annex C to the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of Tyco International Ltd. ("Tyco") relating to the proposed amalgamation of the Company with and into TGN Holdings, Ltd., a wholly-owned subsidiary of Tyco, and to the references to such opinion in such proxy statement/prospectus under the caption "Opinion of Financial Advisor to the Special Committee." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          J.P. MORGAN SECURITIES INC.

                                          By: /s/ Wyatt Crowell
                                          --------------------------------------

                                            Name: Wyatt Crowell

                                            Title: Vice President

October 22, 2001